EMPLOYMENT AGREEMENT WITH JAN J. OLIVER

April 30, 1999

Mr. Jan J. Olivier,
President and CEO


Ranes International Holdings, Inc. 8360 East Via de Ventura, Bldg. L200 Scottsdale, AZ 85258 RE: Extension of Employment Agreement


Dear Jan:

Upon execution by you, this letter will constitute an extension of the employment agreement (" Agreement") dated May 1, 1996, between you and Ranes International Holdings, Inc. (formerly known as Bio Fluorescent Technologies, Inc.) (The "Company").

1. TERM: The Agreement effective May 1,1996 is extended from May 1,1999 to May 1,2002, unless mutually extended by the parties in writing.

2. POSITIONS WITH THE COMPANY: During the term and extension of the term of this Agreement, you will serve as Chief Executive Officer and President of the Company. You will faithfully and diligently perform all duties directed by the Board of Directors of the Company (the "Board"), as well as those set forth in the Bylaws of the Company that relate to such positions. You will report directly to the Board.

3. COMPENSATION: You will continue receive the compensation for your services as per the Agreement during your term of employment which is:

         (a) You will receive a minimum base salary of $15,000.00 per month. Your salary will be paid through Cactus Consultants International, Inc. ("CCI"), per your request.

         (b) You will receive one percent (1%) of the Company's gross sales. Such amounts shall be payable to you on a quarterly basis on the day that is thirty (30) days following the end of each quarter.

         (c) You will participate in any incentive compensation plan, pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, bonus plan, and/or benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are or may be eligible to participate.

         (d) You will receive stock options to purchase 500,000 shares of Company stock, with 250,000 reload option at $0.445 per share. Such options shall vest as follows: Jan J. Olivier, as community property. Such options, once vested, shall be exercisable by you for a period of five (5) years or until the date which is thirty (30) days after the date your employment with the Company terminates (whether by termination without cause, voluntary resignation, death or disability), whichever is earlier.

         (e) You will receive such other compensation as may from time to tome be grant you by the Board of the Compensation Committee thereof.

4. EXPENSES AND MISCELLANEOUS BENEFITS: The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company's business, all in accordance with the Company's policies and procedures of general application. You will be permitted to take vacations and sick leave in accordance with the Company's policies and procedures as in effect for other officers of the Company.

5. TERMINATION FOR CAUSE: The Company may terminate you for cause in the event that you: (a) materially breach this Agreement; (b) fail to follow any reasonable and lawful direction of the Board or materially violate any reasonable rule or regulation established by the Company from time to time regarding conduct of its business; (c) engage in any act of dishonesty with respect to the Company; or (d) engage in criminal conduct (whether or not related to your employment). Upon any termination under this Paragraph 5, you will be entitled to receive only your then current base salary, and any other benefits to which you are entitled to receive hereunder through the date of termination. If you are terminated for cause, notwithstanding any provision in any stock option agreement, all stock options held by you shall terminate on your date of termination.

6. TERMINATION B VOLUNTARY RESIGNATION: In the event that you voluntarily resign from the Company, you will be entitled to receive only your then current base salary, net of withholding or other deductions required by law, and any other benefits to which you are entitled hereunder, through the date of your resignation.

7. DEATH OR DISABILITY: If during the term of this extension of the Agreement you die, then this Agreement will terminate and your estate shall be paid your then current base salary, net of withholding or other deduction required by law, and any other benefits to which you are then entitled hereunder through the date of your death. If during the term of this Agreement extension you become so disabled or incapacitated by reason of any physical or mental illness or any drug or alcohol addiction so as to be unable to perform the services required of you pursuant to this Agreement extension for a continuous period of three months, then at the option of the Company upon thirty (30) days written notice to you, this Agreement extension shall terminate at the end of such three-month period, provided that during such period of disability or incapacity, you shall be paid the full salary, benefits and expenses otherwise payable to you, less the amount you receive from any Company-provided disability insurance for the period of such illness or incapacity. In addition, in the case of termination by death or disability under this Paragraph 7, for a period of one year from the date of your termination, the Company will maintain in full force and effect, for the benefit of you or your estate, your coverage under any life, health, disability, accident or similar insurance plans in which you then participate, or will provide you or your estate with alternative coverage substantially equivalent to that provided under such plans.

8. TERMINATION OTHER THAN CAUSE: In the event that you are terminated for any reason other than as set forth in Paragraph 5 above:

         (a) You will receive your then current base salary, net of withholding and other deductions required by law, for the unexpired term of this Agreement extension, payable at your election either in lump sum or at the times such salary would have been payable were you to remain employed by the Company; and,

         (b) Your dependents as well as yourself will have the right to continue to participate in any good benefit plan, medical plan and/or other benefit plans, or be provided with benefits similar to those provided by such plans for the unexpired term of this Agreement extension.

9. CONFIDENTIALITY: During the term of this Agreement extension, and for a period of two years after the termination of this Agreement extension (regardless of the manner in which this Agreement is terminated), you will not communicate or disclose to any person, or use for your own account, or for the account of any other person, without the prior written consent of the Company, any confidential knowledge or information concerning any patents, inventions, know-how, processes or equipment used in, or any trade secret or confidential information concerning the business and affairs of the Company or any of its affiliates that you acquire or have acquired during the term of your employment with the Company. Additionally, during the term of this Agreement and extension of the Agreement, and for a period of two years after the termination of this Agreement and extension (regardless of the manner in which this Agreement or extension is terminated), you shall retain all such confidential knowledge and information concerning the foregoing in trust for the sole benefit of the Company and its affiliates and their respective successors and assigns. This Paragraph 9 shall survive the termination of this Agreement.

10. PERSONAL RIGHTS AND OBLIGATIONS: This Agreement extension and all rights and obligations hereunder are personal and shall not be assignable by either you or the Company except as provided in this subparagraph, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder and in such a case you shall continue to honor this Agreement and extension of Agreement with such person, firm or corporation substituted for the Company as the employer.

11. NOTICES: Any notice, election or communication to be given under this Agreement extension shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

         If to the Company:         Ranes International Holding, Inc.
                                    8360 East Via de Ventura, Bldg. L200
                                    Scottsdale, AZ 85258

         If to you:                 Mr. Jan J. Olivier
                                    6400 East Jackrabbit Road
                                    Paradise Valley , AZ 85253

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notice will be effective upon delivery in person, or at midnight on the fourth business day after the date of mailing, if mailed.

12. ENTIRE AGREEMENT: This Agreement extension constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understanding or agreements whether oral or in writing. This agreement may be amended only in writing signed by you and the Company.

13. BINDING NATURE OF AGREEMENT: This Agreement extension shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon you, your heirs and legal representatives.

14. GOVERNING LAW: This Agreement extension shall be governed by and interpreted in accordance with the laws of the state of Arizona.

15. CAUTIONS: The captions included in this Agreement extension are for convenience and do not constitute a part of this Agreement.

16. COUNTEPARTS: This Agreement extension may be executed in any number of counterparts, each of which will be considered a duplicate original.

17. WITHHOLDING AND RELEASE: You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement extension following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severance, including the execution and delivery by you of a release reasonably satisfactory to the Company or related persons, except for the continuing obligations provided herein.


/S/ Ray TripHahn

Ray TripHahn, Company Secretary & Director
Very truly yours,
     Accepted:

/s/ Jan J. Oliver

Jan J. Oliver

Date: 4/30/99